Exhibit 99.1

Invesco Mortgage Capital Inc. Announces Board Retirements and Changes

Investor Relations Contact: Greg Seals, 404-439-3323

Atlanta - September 24, 2025 -- Invesco Mortgage Capital Inc. (NYSE: IVR) (the "Company") announced the planned retirement of its Board Chair, John Day, effective December 31, 2025. Mr. Day has served Invesco Mortgage Capital and its stockholders as a board member since the Company's formation in 2009. His retirement is in accordance with the Company's director retirement policy.

The Board has elected Don Liu, current Chair of the Nomination and Corporate Governance Committee, to serve as Chair of the Board beginning on November 4, 2025. Mr. Liu has served on the Board since 2022 and has led the Board's succession planning and governance during his tenure as Chair of the Nomination and Corporate Governance Committee.

In connection with Mr. Liu's appointment as Chair of the Board, the Board has elected Wes McMullan to serve as Chair of the Nomination and Corporate Governance Committee, effective November 4, 2025.

In addition, Carolyn Handlon, current Chair of the Audit Committee, has informed the Board that she will not seek re-election at the 2026 annual meeting of stockholders for personal reasons. Ms. Handlon joined the Board in 2017 and served as Chair of the Compensation Committee for five years before her appointment as Chair of the Audit Committee in 2023. The Board has elected Robert Fleshman, one of the Board's designated audit committee financial experts, as Chair of the Audit Committee effective January 1, 2026. The Board intends to initiate a search for an independent director to join the Board prior to the 2026 annual meeting of stockholders.

Carolyn Gibbs, an executive director, has announced her retirement from Invesco Ltd. after a nearly 33-year tenure with Invesco in various leadership roles. In connection with her retirement from Invesco, Ms. Gibbs will retire from the Board effective March 31, 2026. The Board intends to elect a new executive director to fill Ms. Gibbs' vacancy prior to her retirement.

"We are grateful for John Day's leadership and dedication to Invesco Mortgage Capital for over 16 years" stated John Anzalone, Chief Executive Officer. "John has served Invesco Mortgage Capital in board leadership roles as Chair of the Audit Committee and now as Chair of the Board. We have benefited from his steady, knowledgeable and engaged leadership. We are also thankful for Carolyn Handlon's and Carolyn Gibbs' impactful dedication to our Company and its stockholders."

Don Liu stated "Carolyn Handlon's finance insights, audit committee leadership and collegiality have benefited the Board and our stockholders. We will miss Carolyn and wish her and her family much happiness."

"I am deeply appreciative of Carolyn Gibbs' nearly 33-year career at Invesco Ltd. and remarkable leadership, unwavering commitment, and lasting contributions. I wish her all the best in her well-deserved retirement," stated Tony Wong, Senior Managing Director of Invesco Ltd.

Liu added, "We have focused on board succession, board leadership succession and thoughtful transition planning over these past two years since the adoption of our director retirement policy. I look forward to working together with Wes and Rob in their new board leadership roles."

About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that primarily focuses on investing in, financing and managing mortgage-backed securities and other mortgage-related assets. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management firm. Additional information is available at www.invescomortgagecapital.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release may include statements and information that constitute "forward-looking statements" within the meaning of the U.S. securities laws as defined in the Private Securities Litigation Reform Act of 1995, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company's control. These forward-looking statements include those related to our future intentions, as well as any other statements other than statements of historical fact. The words "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may," or similar expressions and future or conditional verbs such as "will," "may," "could," "should," and "would," and any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.